Exhibit 10.1

CHARLES & COLVARD, LTD.

2015 SENIOR MANAGEMENT EQUITY INCENTIVE PROGRAM

Adopted May 6, 2015

The Charles & Colvard 2015 Senior Management Equity Incentive Program (the “Program”) is a compensatory program established pursuant to the Charles & Colvard, Ltd. 2008 Stock Incentive Plan (the “2008 Plan”). The Compensation Committee (the “Committee”) of the Board of Directors of Charles & Colvard Ltd. (the “Company”) is charged with administering the Program. The Program covers performance-based restricted stock awards for Company personnel at the level of Vice-President and above except for the Chief Executive Officer (the “Eligible Employees”).

The Program supersedes and replaces all prior long-term incentive plans or programs, including the Company’s Long-Term Incentive Program (adopted April 17, 2014) for all periods commencing on or after January 1, 2015.

Purpose and Objective

The Program is intended to further strengthen the Company’s pay for performance philosophy and more closely align the Eligible Employees’ long-term interests with those of the Company and its shareholders by granting Eligible Employees significant long-term equity compensation awards. In addition, the Program provides for a mixture of both performance-based and time-based vesting to permit the Committee to tie vesting of equity compensation awards under the 2008 Plan to the attainment of specific performance measures under the 2008 Plan while also encouraging the longer-term retention of Eligible Employees.

Description of Awards

Under this Program, the Committee has granted Eligible Employees restricted stock awards with both performance and service measures. Achievement of an Eligible Employee’s performance measures shall be measured by the Committee based upon his or her performance from January 1, 2015 to December 31, 2015 (the “Performance Measurement Period”). An Eligible Employee may achieve from zero to 100 percent of his or her performance measures, and the amount of his/her restricted stock award shall be reduced by any performance that is measured below 100 percent accordingly, making each Eligible Employee’s restricted stock award fully at risk of forfeiture. The performance measures are determined by the Committee and may be modified by the Committee during, and after the end of, the Performance Measurement Period to reflect extraordinary, unusual, or nonrecurring events that occur during the restriction period as permitted by the 2008 Plan. In addition, an Eligible Employee must remain in continuous service until March 17, 2016 for restrictions to fully lapse.

Under this Program, the Committee has granted the following restricted stock awards:

Position	Maximum Amount of Shares Subject to Restricted Stock Award
Chief Financial Officer (CFO)	75,000
Chief Operating Officer (COO)	75,000
President(s)	75,000
Vice President(s)	35,000

The Program provides the Committee discretion to make additional equity compensation awards above the targeted award level in recognition of extraordinary performance.

Committee Discretion in Granting Awards and Administering the Program for Future Employees

Any person who commences employment with the Company after January 1, 2015 may be designated an Eligible Employee for purposes of the Program for such fiscal year at the discretion of the Committee and receive a pro-rated number of restricted shares.

Source of Equity Compensation Awards; Coordination with 2008 Plan

All awards granted pursuant to the Program shall be issued under and pursuant to the 2008 Plan. All terms, conditions, and requirements of the 2008 Plan are expressly incorporated into the Program by reference. All awards granted pursuant to the Program shall be evidenced by an appropriate Award Agreement in the form approved by the Committee for use under the 2008 Plan, and each award hereunder shall be subject to the terms and conditions set forth in the applicable Award Agreement and the 2008 Plan. To the extent there is any conflict or ambiguity between the terms of this Program and the 2008 Plan or between this Program and any applicable Award Agreement, the terms of the 2008 Plan or the applicable Award Agreement shall control.

Amendment and Termination of the Program

The Program may be amended or terminated at any time by the Committee or the Company’s Board of Directors. The Committee shall have unilateral authority to amend the Program and any award granted pursuant to the Program (without the recipient’s consent) to the extent necessary to comply with applicable laws, rules, or regulations or changes to applicable laws, rules, or regulations (including but not limited to Section 409A of the Internal Revenue Code of 1986, as amended, federal securities laws, or related regulations or other guidance).

Withholding; Tax Matters

In accordance with the terms of the 2008 Plan and applicable Award Agreements thereunder, the Company shall withhold, or shall require the recipient to pay the Company in cash, the amount of any local, state, federal, foreign, or other tax or other amount required by any governmental authority to be withheld and paid over by the Company to such authority for the account of the recipient. The Company makes no warranties or representations with respect to the tax consequences (including but not limited to income tax consequences) related to the transactions contemplated by this Program and the 2008 Plan. A recipient should consult with his/her own attorney, accountant, and/or tax advisor regarding the decision to accept equity compensation awards under the Program and the consequences thereof. The Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for any recipient.

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